September ___, 2004

INTERPOOL, INC.
211 College Road East
Princeton, N.J. 08540

Dear Ladies and Gentlemen:

          The undersigned is the beneficial owner of, and possess the power to vote or direct the voting of, and to sell, certain shares (the "Shares") of the Common Stock, par value $.001 per share ("Company Common Stock") of Interpool, Inc. (the "Company"). The term "Shares" will include any shares of Company Common Stock acquired on or after the date of this letter.

          The undersigned hereby agrees that, until September 14, 2014, the undersigned will not sell or otherwise voluntarily transfer for consideration any Shares beneficially owned by the undersigned, other than pursuant to a Permitted Transfer (as defined below), unless all other holders of Company Common Stock and of warrants and options issued by the Company that are exercisable for Company Common Stock (collectively, the "Other Holders"), are concurrently offered the opportunity to sell or otherwise transfer a comparable percentage of the Shares beneficially owned by them for the same consideration to be received by the undersigned in such transaction.

          The term "Permitted Transfer" as used herein shall mean:

(a)	any sale or transfer of any Shares pursuant to an effective registration statement under the Securities Act of 1933;

(b)	any sale or transfer of any Shares pursuant to Rule 144 (or any successor or similar rule) of the Securities and Exchange Commission;

(c)	any gift of any Shares to a family member or to a trust, family partnership or similar entity or for estate planning purposes, or any contribution of any Shares to any charitable organization, provided that the maximum number of Shares transferred under this clause (c) during any calendar year shall be 1% of the total number of Shares beneficially owned by the undersigned on the date hereof;

(d)	any bona fide pledge of any Shares in connection with a loan by a financial institution or any transfer of any shares so pledged in full or partial satisfaction of such loan, provided that the maximum number of Shares pledged or transferred under this clause (d) at any time shall be 20% of the total number of Shares beneficially owned by the undersigned on the date hereof;

(e)	any sale or transfer of any Shares to family members or charitable organizations upon the death of the undersigned;

(f)	any sale or transfer of any Shares to any Specified Transferee (as defined below), provided that such Specified Transferee has entered into an agreement with the Company in a form substantially similar to this Agreement; and

(g)	in addition to any sale, transfer or other transaction permitted by clauses (a) through (f) above, any sale or transfer of any Shares during any calendar year in an amount not exceeding two percent (2%) of the total number of Shares beneficially owned by the undersigned on the date hereof.

          As used herein, "Specified Transferee" shall mean Martin Tuchman, Warren Serenbetz and Hickory Enterprises, L.P (provided, however, that Hickory Enterprises, L.P. shall be a Specified Transferee only for so long as a majority interest in such entity is controlled by the family of Warren Serenbetz).

          In addition to the Company, the Other Holders (including, for such purpose, Greywolf Capital Management, L.P., Caspian Capital Partners, L.P., Riva Ridge Capital Management, L.P.., and Goldman Sachs & Co.) shall be deemed to be third party beneficiaries of this Agreement and, together with the Company, shall have the right to enforce the terms hereof.

          The undersigned acknowledges that irreparable damage would occur in the event that the provisions of this Agreement were not complied with by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company and the Other Holders shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

          This Agreement shall be governed by and constructed in accordance with the laws of the State of New York.

Very truly yours, By: /s/ Martin Tuchman Name: